UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No.      )

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hartford funds exchange-traded trust

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INFORMATION STATEMENT

FOR

HARTFORD SCHRODERS TAX-AWARE BOND ETF

(A SERIES OF HARTFORD FUNDS EXCHANGE-TRADED TRUST)

DATED OCTOBER 28, 2019

690 Lee Road

Wayne, PA 19087

Important Notice Regarding the Availability of this Information Statement

The Information Statement is also available at www.hartfordfunds.com/tax-aware-bond-etf-information-statement. The Information Statement will be available on this website until at least January 31, 2020. A paper or e-mail copy of the Information Statement may be obtained, without charge, by calling 1-415-315-6600. If you want a paper or e-mail copy of the Information Statement, you must request one no later than January 31, 2020.

Why am I receiving this information statement?

This information statement is being provided to shareholders of the Hartford Schroders Tax-Aware Bond ETF (the “Fund”), a series of Hartford Funds Exchange-Traded Trust (the “Trust”). This information statement is being furnished in connection with the appointment of Schroder Investment Management North America Limited (“SIMNA Ltd.”), which is based in London, England, as a sub-sub-adviser to the Fund effective August 8, 2019. Schroder Investment Management North America Inc. (“SIMNA” and together with SIMNA Ltd., “Schroders”), which is based in New York City, serves as the sub-adviser to the Fund pursuant to a sub-advisory agreement between Hartford Funds Management Company, LLC (the “Investment Manager” and collectively with Schroders, the “Advisers”), the Fund’s investment manager, and SIMNA dated September 8, 2017 (“Sub-Advisory Agreement”). The Board of Trustees of the Trust (“Board”) approved an amendment to the sub-sub-advisory agreement between SIMNA and SIMNA Ltd. dated October 19, 2016, as previously amended (“Sub-Sub-Advisory Agreement”) to appoint SIMNA Ltd. as a sub-sub-adviser for the Fund at its meeting held on August 6-7, 2019. SIMNA Ltd. was added as a sub-sub-adviser in order to make Schroders’ London-based investment professionals available to the Fund. There were no changes to the Fund’s portfolio managers, contractual investment management fees, or investment strategy as a result of the hiring of SIMNA Ltd. as a sub-sub-adviser.

The Investment Manager, subject to the supervision and approval of the Board, is responsible for the management of the Fund and supervises the activities of the investment sub-advisers pursuant to the investment management agreement dated March 8, 2017 between the Investment Manager and the Trust, on behalf of the Fund, as amended September 21, 2018 (“Investment Management Agreement”). The U.S. Securities and Exchange Commission has granted an exemptive order that permits the Investment Manager to hire, and to materially amend any existing and certain future sub-advisory agreements with, sub-advisers, including sub-advisers or sub-sub-advisers that are not affiliated with the Investment Manager, such as SIMNA Ltd., without shareholder approval if the Trust’s Board has approved the new sub-adviser or sub-sub-adviser. A condition of this exemptive order requires the Investment Manager to furnish shareholders with information about SIMNA Ltd. and the Sub-Sub-Advisory Agreement. This information statement is being mailed on or about October 28, 2019 to shareholders of record of the Fund as of September 30, 2019 (the “Record Date”). We are not asking you for a proxy and you are requested not to send us a proxy.

How can I obtain more information about the Fund?

You can find the Fund’s prospectus, statement of additional information, annual report and semi-annual report online at www.hartfordfunds.com/prospectuses.html. You can also get this information, and a copy of this information statement, at no cost by calling 1-415-315-6600 or upon request by writing to: Hartford Funds, 690 Lee Road, Wayne, PA 19087.

To help lower the impact of operating costs, the Trust attempts to eliminate mailing duplicate documents to the same address. Generally, the Fund will mail only one copy of each prospectus, annual report, semi-annual report, information statement, and proxy statement to shareholders having the same last name and address on the Fund’s records, unless the Fund has received contrary instructions from one or more shareholders. The consolidation of these mailings, called householding, benefits the Fund through reduced mailing expenses. Shareholders may opt out of this single mailing at any time by contacting their financial advisor.

What are the key terms of the Sub-Advisory Agreement and Sub-Sub-Advisory Agreement?

The following discussion summarizes key terms of the Sub-Advisory Agreement and Sub-Sub-Advisory Agreement.

Sub-Advisory Services. Under the terms of the Sub-Advisory Agreement, SIMNA is responsible for (among other things) the investment and reinvestment of the assets of the Fund and furnishing the Fund with advice and recommendations with respect to investments and the purchase and sale of appropriate securities and other instruments for the Fund. SIMNA is subject to the general supervision of the Board and the Investment Manager. Pursuant to the Sub-Sub-Advisory Agreement, SIMNA Ltd. is responsible for (among other things) assisting SIMNA in the investment and reinvestment of the assets of the Fund and in furnishing the Fund with advice and recommendations with respect to investments, and the purchase and sale of appropriate securities and other instruments for the Fund.

Compliance with Laws, Regulations and Other Restrictions. Under the terms of the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreement, SIMNA and SIMNA Ltd. are required to manage the Fund’s portfolio in accordance with the investment objectives, policies and limitations of the Fund as set forth in the Fund’s prospectus and statement of additional information as well as in compliance with the Investment Company Act of 1940, as amended, (the “1940 Act”) and other applicable laws.

Brokerage. Under the terms of the Sub-Advisory Agreement and Sub-Sub-Advisory Agreement, SIMNA and SIMNA Ltd. are responsible for selecting the brokers or dealers that will execute purchases and sales of securities for the Fund. To the extent consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), SIMNA and SIMNA Ltd. may cause the Fund to pay a broker-dealer that provides brokerage and research services (as defined in the 1934 Act) to the sub-adviser or sub-sub-adviser an amount in respect of securities transactions for the Fund in excess of the amount that another broker-dealer would have charged in respect of that transaction, provided that SIMNA and/or SIMNA Ltd. determine in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer.

Compensation. The Sub-Advisory Agreement provides that, as compensation for the performance of the services by SIMNA, the Investment Manager will pay a quarterly fee to SIMNA calculated on the basis of the average daily net asset value of the Fund. In turn, the Sub-Sub-Advisory Agreement provides that, as compensation for the performance of the services by SIMNA Ltd., SIMNA will pay a monthly fee to SIMNA Ltd. Under the terms of the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreement, SIMNA, and not the Fund or the Investment Manager, pays the sub-sub-advisory fees to SIMNA Ltd.

Liability. Pursuant to the terms of the Sub-Advisory Agreement and Sub-Sub-Advisory Agreement, SIMNA and SIMNA Ltd. shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Investment Manager, or the Fund in connection with the matters to which each agreement relates. The Sub-Advisory Agreement specifies that such liability will not apply to a loss resulting from SIMNA’s willful misfeasance, bad faith or negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations under the Sub-Advisory Agreement. Likewise, the Sub-Sub-Advisory Agreement specifies that such liability will not apply to a loss resulting from SIMNA Ltd.’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations under the Sub-Sub-Advisory Agreement.

Term. The Sub-Advisory Agreement continues in effect from year to year provided that its continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to the Sub-Advisory Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to the Sub-Advisory Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval. The Sub-Advisory Agreement was last approved by the Board on August 6-7, 2019. The Sub-Sub-Advisory Agreement continues in effect so long as the Sub-Advisory Agreement remains in effect.

Termination. The Sub-Advisory Agreement can be terminated without penalty, on 60 days’ written notice to SIMNA: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by the Investment Manager. SIMNA may terminate the Sub-Advisory Agreement on 90 days’ written notice to the Investment Manager and the Trust. The Sub-Advisory Agreement terminates automatically in the event of its assignment and also terminates automatically upon termination of the Investment Management Agreement. The Sub-Sub-Advisory Agreement may be terminated, without the payment of any penalty, by either SIMNA or SIMNA Ltd. (i) upon 60 days’ written notice to the other party; or (ii) upon material breach of the other party of any representations and warranties set forth in the Sub-Sub-Advisory Agreement, if such breach has not been cured within 20 days after written notice of such breach. The Sub-Sub-Advisory Agreement also terminates automatically in the event of its assignment, upon the termination of the Sub-Advisory Agreement, or upon the termination of the Investment Management Agreement.

The foregoing description of the agreements is only a summary. A copy of the agreements, including any amendments thereto, will be filed with the SEC as part of the Fund’s annual update on or about November 27, 2019. Once filed, the agreements will be accessible via the SEC’s website (www.sec.gov) through the EDGAR database.

What did the Board consider in approving the Sub-Sub-Advisory Agreement?

Section 15(c) of the 1940 Act requires that each investment company’s board of trustees, including a majority of those trustees who are not “interested persons” of the investment company, as defined in the 1940 Act (the “Independent Trustees”), initially approve, and annually review and consider the continuation of the investment company’s investment sub-advisory agreements. At its meeting held on August 6-7, 2019, the Board, including each of the Independent Trustees, unanimously voted to approve the Sub-Sub-Advisory Agreement appointing SIMNA Ltd. as a secondary sub-adviser for the Fund. The Sub-Sub-Advisory Agreement was effective on August 8, 2019.

In the months preceding the August 6-7, 2019 meeting, the Board requested and reviewed written responses from the Advisers to questions posed to the Advisers on behalf of the Independent Trustees and supporting materials relating to those questions and responses. In addition, the Board considered such additional information as it deemed reasonably necessary to evaluate the Sub-Sub-Advisory Agreement, which included information furnished to the Board at its meetings throughout the year, as well as information specifically prepared in connection with the approval of the Sub-Sub-Advisory Agreement that was presented at the Board’s meeting held on August 6-7, 2019. Information provided to the Board at its meetings throughout the year included, among other things, reports on Fund performance, legal, compliance and risk management matters, sales and marketing activity, shareholder services, and the other services provided to the Fund by the Advisers and their affiliates. The Board also considered the materials and in-person presentations by Fund officers and representatives of the Investment Manager received at the Board’s meetings on June 18, 2019 and August 6-7, 2019 in connection with its annual approval of the continuation of the investment management and sub-advisory agreements for the funds managed by the Investment Manager and its affiliates (the “Hartford Funds”).

In determining whether to approve the Sub-Sub-Advisory Agreement, the members of the Board reviewed and evaluated information and factors they believed to be relevant and appropriate through the exercise of their reasonable business judgment. While individual members of the Board may have weighed certain factors differently, the Board’s determination to approve the Sub-Sub-Advisory Agreement was based on a comprehensive consideration of all information provided to the Board throughout the year and specifically with respect to the approval of the Sub-Sub-Advisory Agreement. The Board was also furnished with an analysis of its fiduciary obligations in connection with its evaluation of the Sub-Sub-Advisory Agreement and, throughout the evaluation process, the Board was assisted by counsel for the Fund. The Independent Trustees were also separately assisted by independent legal counsel. A more detailed summary of the important, but not necessarily all, factors the Board considered with respect to its approval of the Sub-Sub-Advisory Agreement is provided below.

Nature, Extent and Quality of Services Provided by SIMNA Ltd.

The Board requested and considered information concerning the nature, extent, and quality of the services to be provided to the Fund by SIMNA Ltd. The Board considered, among other things, the terms of the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreement, as well as the range of services to be provided by SIMNA Ltd. The Board considered SIMNA Ltd.’s organizational structure, systems, and personnel.

The Board considered Schroders’ professional personnel who provide services to the Fund. The Board also considered SIMNA Ltd.’s reputation and overall financial strength and the Board’s past experience with SIMNA Ltd. with respect to the services it provides to other Hartford Funds. In addition, the Board considered the quality of SIMNA Ltd.’s communications with the Board and responsiveness to Board inquiries and requests made from time to time with respect to other Hartford Funds.

With respect to SIMNA, which provides certain day-to-day portfolio management services for the Fund, and SIMNA Ltd., which was proposed to provide certain day-to-day portfolio management services for the Fund, in each case subject to oversight by the Investment Manager, the Board considered, among other things, the quality of the Fund’s portfolio managers, Schroders’ investment personnel, its investment philosophy and process, its investment research capabilities and resources, its performance record, its trade execution capabilities, and its experience. The Board considered the experience of the Fund’s portfolio managers, the number of accounts managed by the portfolio managers, and each of SIMNA and SIMNA Ltd.’s method for compensating portfolio managers.

The Board also considered information provided by SIMNA Ltd. regarding its compliance policies and procedures and compliance history and received a representation from the Trust’s Chief Compliance Officer that the written compliance policies and procedures of SIMNA Ltd. are reasonably designed to prevent violations of the federal securities laws.

In considering this information, the Board evaluated not only the information presented to the Board in connection with its consideration of the Sub-Sub-Advisory Agreement, but also the Board’s experience through past interactions with SIMNA Ltd. as a sub-sub-adviser to other Hartford Funds. Based on these considerations, the Board concluded that it was satisfied with the nature, extent, and quality of the services to be provided to the Fund by SIMNA Ltd.

Performance of SIMNA Ltd.

The Board considered the investment performance of the Fund as well as the investment performance of SIMNA and the Fund’s portfolio management team, including the past performance of another Hartford Fund that is also sub-advised by SIMNA and uses investment strategies similar to those of the Fund. The Board noted that there were no proposed changes to the Fund’s portfolio management team in connection with the approval of the Sub-Sub-Advisory Agreement. The Board considered information and materials provided to the Board by the Advisers concerning Fund performance.

Based on these considerations, the Board concluded that it was satisfied that SIMNA Ltd. has the capability of providing satisfactory investment performance for the Fund.

Costs of the Services and Profitability of SIMNA Ltd.

The Board reviewed information regarding the Investment Manager’s cost to provide investment management and related services to the Fund and the Investment Manager’s profitability, both overall and for the Fund on a pre-tax basis without regard to distribution expenses, from all services provided to the Fund under the current contractual arrangements and also assuming implementation of the Sub-Sub-Advisory Agreement with SIMNA Ltd. The Board also requested and reviewed information about the profitability to the Investment Manager and its affiliates from all services provided to the Fund and all aspects of their relationship with the Fund, including information regarding profitability trends over time.

The Board requested and received information relating to the operations and profitability of Schroders. The Board considered representations from the Investment Manager and SIMNA that SIMNA’s sub-advisory fees were negotiated at arm’s length on a Fund-by-Fund basis and that the sub-advisory fees are paid by the Investment Manager and not the Fund. The Board also considered that SIMNA Ltd. is an affiliate of SIMNA and that SIMNA Ltd.’s sub-sub-advisory fees would be paid by SIMNA, not the Fund. Accordingly, the Board concluded that the profitability of SIMNA Ltd. is a less relevant factor with respect to the Board’s consideration of the Sub-Sub-Advisory Agreement.

Based on these considerations, the Board concluded that the profits anticipated to be realized by SIMNA Ltd. and its affiliates from their relationships with the Fund would not be excessive.

Comparison of Fees and Services to be Provided by SIMNA Ltd.

The Board considered information regarding the proposed sub-sub-advisory fees to be paid by SIMNA to SIMNA Ltd. In this regard, the Board requested and reviewed information from the Investment Manager and SIMNA relating to the proposed sub-advisory and sub-sub-advisory fees for the Fund. The Board considered that, in connection with the addition of SIMNA Ltd. as a sub-sub-adviser to the Fund, no changes were proposed to the management fees to be paid by the Fund to the Investment Manager or the sub-advisory fees to be paid by the Investment Manager to SIMNA.

The Board also received information regarding fees charged to another Hartford Fund that is a mutual fund with investment strategies similar to those of the Fund. The Board reviewed information about structural, operational, and other differences between the Fund and the mutual fund, including differences in the marketplace in which each type of product must compete.

Based on these considerations, the Board concluded that the Fund’s proposed sub-sub-advisory fees, in conjunction with the information about quality of services, profitability, economies of scale, and other matters discussed, were reasonable in light of the services to be provided under the Sub-Sub-Advisory Agreement.

Economies of Scale

The Board considered information regarding the extent to which economies of scale may be realized as the Fund grows and whether fee levels reflect these economies of scale for the benefit of shareholders of the Fund. The Board also considered that any economies of scale in respect of the management of the Fund would benefit the Investment Manager due to the unitary fee structure of the Fund. The Board considered that the Fund could share in the benefits from economies of scale as assets in the Fund grow. The Board considered that the Fund does not have management fee breakpoints. However, the Board considered that the Investment Manager shares potential economies of scale with shareholders in a variety of ways, including through initially setting competitive fee rates and pricing the Fund to scale at inception, as well as additional investments in the Investment Manager’s business and the provision of improved or additional infrastructure and services to the Fund and its shareholders.

The Board also considered how any benefits from economies of scale would be realized by the various parties. Based on these considerations, the Board concluded that it was satisfied with the extent to which economies of scale would be shared for the benefit of the Fund’s shareholders. The Board noted, however, that it would review future growth in the Fund’s assets and the appropriateness of any potential future management fee breakpoints as part of its future annual review of the agreements.

Other Benefits

The Board considered other benefits to SIMNA Ltd. and its affiliates from their relationships with the Fund. The Board considered the benefits, if any, to SIMNA Ltd. from any use of the Fund’s brokerage commissions to obtain soft dollar research.

* * * *

Based upon its review of these various factors, among others, the Board concluded that it is in the best interests of the Fund for the Board to approve the Sub-Sub-Advisory Agreement for the Fund. In reaching this decision, the Board did not assign relative weights to the factors discussed above or deem any one or group of them to be controlling in and of themselves. In connection with their deliberations, the Independent Trustees met separately in executive session, with independent legal counsel, to review the relevant materials and consider their responsibilities under relevant laws and regulations.

Who are the control persons and principal executive officers of SIMNA and SIMNA Ltd.?

SIMNA and SIMNA Ltd. are both indirect wholly owned U.S. registered investment adviser subsidiaries of Schroders plc. The principal address of Schroders plc is 1 London Wall Place, London EC2Y 5AU. SIMNA is a wholly owned subsidiary of Schroder U.S. Holdings Inc. Schroder U.S. Holdings Inc. is a wholly owned subsidiary of Schroder International Holdings, which is a wholly owned subsidiary of Schroder Administration Ltd., which is a wholly owned subsidiary of Schroders plc, a publicly-owned holding company organized under the laws of England. SIMNA Ltd. is wholly owned subsidiary of Schroder International Holdings Ltd. Schroders plc is a global asset management company with approximately $565.5 billion under management as of June 30, 2019. Schroders plc and its affiliates have clients that are major financial institutions including banks and insurance companies, public and private pension funds, endowments and foundations, high net worth individuals, financial intermediaries and retail investors. Schroders plc has one of the largest networks of offices of any dedicated asset management company with numerous portfolio managers and analysts covering the world’s investment markets.

The name and principal occupation of the principal executive officers and directors of SIMNA are listed below. Unless otherwise noted, the address of each is 7 Bryant Park, New York, New York 10018.

Name	Position
Karl Franklin Dasher	Director, Chairman and Chief Executive Officer
Mark Anthony Hemenetz	Director and Chief Operating Officer
Carin Muhlbaum	General Counsel
Joe Bertini	Chief Compliance Officer
Richard Lowe	Director
Marc Brookman	Director

The name and principal occupation of the principal executive officers and directors of SIMNA Ltd. are listed below. Unless otherwise noted, the address of each is 1 London Wall Place, London EC2Y 5AU.

Name	Position
Gareth Henry John Taylor	Chief Compliance Officer
Paul James Chislett	Director
Karl Franklin Dasher	Director
Christopher Neil Taylor	Director

No officer or director of the Fund is an officer, employee, director, general partner or shareholder of SIMNA or SIMNA Ltd.

Do SIMNA and SIMNA Ltd. act as an investment adviser or sub-adviser to any other registered investment companies with a substantially similar principal investment strategy to the Fund?

SIMNA and SIMNA Ltd. do not serve as investment adviser or sub-adviser to any other exchange traded fund. SIMNA and SIMNA Ltd. serve as a sub-adviser and sub-sub-adviser, respectively, to Hartford Schroders Tax-Aware Bond Fund, a mutual fund that has investment objectives, policies and strategies substantially similar to those of the Fund.

What fees were paid to the Investment Manager and SIMNA for providing investment management services and sub-advisory services, respectively, to the Fund during the fiscal year ended July 31, 2019?

The Investment Management Agreement provides that the Investment Manager, subject to the supervision and approval of the Trust’s Board of Trustees, is responsible for the management of the Fund. In addition, the Investment Manager or its affiliate(s) provides administrative services to the Trust and the Fund, including personnel, services, equipment and facilities and office space for proper operation of the Trust and the Fund. Pursuant to the terms of the

Investment Management Agreement, the Investment Manager is entitled to receive a unitary management fee of 0.39% of the Fund’s average daily net assets. The Investment Manager pays a sub-advisory fee to SIMNA out of its advisory fee. Pursuant to the Sub-Sub-Advisory Agreement between SIMNA and SIMNA Ltd., SIMNA pays a fee to SIMNA Ltd. out of the sub-advisory fee received from the Investment Manager for the Fund.

For the Fund’s fiscal year ended July 31, 2019, the Investment Manager received investment management fees totaling $84,209 for serving as investment manager to the Fund. Of that, the Investment Manager paid $30,229 to SIMNA. As a result, for the Fund’s fiscal year ended July 31, 2019, the effective rate of sub-advisory fees paid to SIMNA were 0.14% of the Fund’s average daily net assets.

Does the Investment Manager or affiliates of the Investment Manager provide other services to the Fund?

The Investment Manager also provides the Fund with accounting services pursuant to a fund accounting agreement by and between the Trust, on behalf of the Fund, and the Investment Manager. Because of the Fund’s unitary management fee structure, the Investment Manager pays all the Fund’s expenses in excess of the management fee; therefore, for the fiscal year ended July 31, 2019, the Fund paid the Investment Manager $0 for fund accounting services.

What is the principal address of the Investment Manager?

The Investment Manager is principally located at 690 Lee Road, Wayne, PA 19087.

Who is the Fund’s principal underwriter?

ALPS Distributors, Inc. (“ALPS”) serves as the principal underwriter and distributor for the Fund pursuant to a Distribution Agreement initially approved by the Board. ALPS’ principal business address is 1290 Broadway, Suite 1000, Denver, Colorado 80203.

Did the Fund pay any commissions to an affiliated broker during the fiscal year ended July 31, 2019?

During the fiscal year ended July 31, 2019, the Fund did not pay commissions to any affiliated broker.

Who were the principal holders of the Fund as of the Record Date?

As of the Record Date, to the knowledge of the Trust’s management, the officers and trustees of the Trust individually and as a group beneficially owned less than 1% of the outstanding shares of each class of the Fund. As of the Record Date, the Fund had 1,450,000.000 shares issued and outstanding. Although the Trust does not have information concerning the beneficial ownership of shares nominally held by the Depository Trust Company (“DTC”), the name and percentage ownership of each DTC participant that owned of record 5% or more of the outstanding shares of the Fund as of the Record Date is as follows:

Percentage of Ownership
JP Morgan Chase Bank National Association Dallas, TX	67.24%
Pershing LLC Jersey City, NJ	21.19%

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